File No. 70-8825

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549
                              POST-EFFECTIVE
                              AMENDMENT NO. 3
                                TO FORM U-1

      APPLICATION/DECLARATION WITH RESPECT TO DIVERSIFICATION
 ACTIVITIES UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

NORTHEAST UTILITIES                          PUBLIC SERVICE COMPANY OF
WESTERN MASSACHUSETTS ELECTRIC COMPANY        NEW HAMPSHIRE
THE QUINNEHTUK COMPANY                       NORTH ATLANTIC ENERGY
174 Brush Hill Avenue                         CORPORATION
West Springfield, MA 01090                   1000 Elm Street
                                             Manchester, NH 03105

NORTHEAST UTILITIES SERVICE COMPANY          NORTH ATLANTIC ENERGY
THE CONNECTICUT LIGHT AND POWER COMPANY       SERVICE CORPORATION
NORTHEAST NUCLEAR ENERGY COMPANY             Route 1, Lafayette Road
THE ROCKY RIVER REALTY COMPANY               Seabrook, NH 03874
107 Selden Street
Berlin, CT 06037


        (Name of company or companies filing this statement and addresses of principal executive offices)


                          NORTHEAST UTILITIES

         (Name of top registered holding company parent of each
                         applicant or declarant)

                           Robert P. Wax, Esq.
               Vice President, Secretary and General Counsel
                           Northeast Utilities
                              P. O. Box 270
                           Hartford, CT 06141-0270
                 (Name and address of agent for service)


        The Commission is requested to mail signed copies of all orders, notices and communications to:

Jeffrey C. Miller, Esq.                 John T. Muro
Assistant General Counsel               Vice President - Retail Marketing
Northeast Utilities Service Company     Northeast Utilities Service Company
107 Selden Street                       107 Selden Street
Berlin, CT 06037                        Berlin, CT 06037






The Application/Declaration in File No. 70-8825, as heretofore amended, is hereby amended by replacing Section 5 of Item 1. Description of Proposed Transaction with the following:

     "Pursuant to an order (the "Order") issued by the Commission on August 13, 1996 in this proceeding (Holding Company Act Rel. No. 35-26554), the Applicants were authorized to engage in certain activities defined as the "Pilot Program Activities" and the "Wholesale Marketing Activities", and the Commission reserved jurisdiction over the remaining "Diversification Activities" described in the Application/Declaration, as amended. Applicants now respectfully request that the Commission release jurisdiction over the following Diversification Activities (the "Marketing Activities"), to the extent not already released:

     "A. the brokering, marketing, transportation, transmission, distribution, storage and sale of energy (including but not limited to electricity, natural or manufactured gas, oil, coal, refined petroleum, refined petroleum products, and natural gas liquids) at wholesale and retail (including participation in pilot or other retail competition activities in the United States), including the ownership, operation, installation, sale, leasing or renting, operation and servicing of physical assets reasonably and incidentally necessary in the day to day conduct of the brokering, marketing and other activities described above; and

     "B. the development, brokering and marketing of paper products such as futures, hedges, load aggregations, fuel tolling, fuel conversions, and other instruments expected to be required in a competitive energy marketplace, including risk-reduction measures to limit potential losses from Diversification Activities and risks to the NU System, its customers and shareholders, including hedging techniques, in accordance with system policy, and contractual arrangements with suppliers and customers;

"provided, however, that no Applicant or NEWCO will engage in retail sales of electricity or natural gas in any state unless authorized or permitted to make such sales under applicable state laws, regulations or orders; and

"provided, further, that no Applicant or NEWCO will sell electricity to the Operating Companies absent appropriate FERC approvals; and

"provided, further, that no Applicant (other than the Operating Companies) or NEWCO will acquire any assets if, as a result of the transaction, it would become a "public utility company" within the meaning of the Act; and

"provided, further, that no Applicant or NEWCO will engage in speculative hedging in connection with Diversification Activities and the Applicants and NEWCOs will limit any hedging activities to no more than the total amount of energy commodities that the Applicants and NEWCOs are or are expected to deal in which are or will be subject to market price fluctuations; and

"provided, further, that Applicants request the Commission to reserve jurisdiction over any Marketing Activities to be performed outside the United States, as well as over all Diversification Activities other than the Marketing Activities, the Pilot Program Activities, and the Wholesale Marketing Activities, pending completion of the record in this matter.

     "The Applicants and NEWCOs will seek to hedge the risks associated with the purchase, sale, or trade of energy commodities through a combination of physical assets, balanced physical purchases and sales, purchases and sales on futures markets, or other derivative risk management tools. The Operating Companies undertake that they will not seek recovery through higher rates to retail franchise customers to compensate for any possible losses that may be sustained on investments in NEWCOs or Diversification Activities, or for any inadequate returns on such investments.

     "Applicants and any affected NEWCO shall file quarterly certificates of notification, to be filed no later than forty-five (45) days after the end of each calendar quarter, and within one hundred and twenty (120) days after the end of each year, concerning the Marketing Activities, which certificates of notification shall contain, inter alia, the following information: (i) a description of the Marketing Activities undertaken during the quarter with a copy of any applicable state regulatory approval of said program and/or the applicable energy tariff, (ii) a statement indicating as a percentage of total revenues for the period, the amount of revenues attributable to energy sales, and (iii) an income statement and balance sheet."

                                    SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                NORTHEAST UTILITIES
                                NORTHEAST UTILITIES SERVICE COMPANY
                                NORTHEAST NUCLEAR ENERGY COMPANY
                                THE ROCKY RIVER REALTY COMPANY
                                THE QUINNEHTUK COMPANY
                                NORTH ATLANTIC ENERGY SERVICE CORPORATION
                                NORTH ATLANTIC ENERGY CORPORATION
                                THE CONNECTICUT LIGHT AND POWER COMPANY
                                PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                WESTERN MASSACHUSETTS ELECTRIC COMPANY

                                By:/s/ Richard M. Early
                                        Their Attorney
 Dated: October 10, 1996